ADDENDUM

Dated: November 15, 1999

             Whereas: The parties entered into that certain Investor
                       Relations Proposal dated November 15, 1999.

Whereas: The parties wish to modify said Agreement, the parties hereby agree as follows:

      With respects to cancellation, the parties agree that this Agreement may be cancelled at any time by either party upon seven (7) days written notice.

      That the original Agreement provided that services would be rendered for a minimum of three (3) months during the period, which was previously set for one (1) year. The parties wish to clarify said issue and agree that the agreement in question shall only be for a duration of three (3) months and may be cancelled by iVoice.com (IVOC) at any time provided that seven
      (7) days prior written notice is given.

Integrity Capital, Inc.

By: Paula Kane                          Date 11/15/99
   --------------------------------
    Authorizing Agent


IVoice.com

By: /s/ Jerry Mahoney                   Date 11/15/99
   --------------------------------
    Jerry Mahoney